UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2013 (June 17, 2013)

Learning Tree International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27248	95-3133814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1831 Michael Faraday Drive, Reston, Virginia		20190
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 709-9119

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2013, Learning Tree International, Inc. (the “Company”) increased the size of the Company’s Board of Directors (the “Board”) from seven to eight members, and elected Mary C. Collins as a Class I Director to fill the new board seat. Mrs. Collins will stand for re-election at the next annual shareholder meeting along with the other Class I directors.

Mary Collins, age 57, previously worked for the Company from September 1975 to February 2007, in various capacities, most recently serving as the Chief Administrative Officer and Corporate Secretary. Since February 2007, she has served on the boards of various charitable organizations while running the day to day operations of a 2,500 acre farm. Mrs. Collins has also served as a paid consultant to the Company working on special projects since 2012.

There is no arrangement or understanding between Mrs. Collins and any other person pursuant to which Mrs. Collins has been selected as a director. Mrs. Collins has served as a consultant of the Company and the Company plans to continue to engage Mrs. Collins as a consultant from time to time. Mrs. Collins has not engaged in any transaction exceeding $120,000 with the Company. Mrs. Collins is married to Dr. David Collins, Chairman and CEO of the Company and together they control approximately 32% of the Company’s outstanding shares.

On June 18, 2013, the Company issued a press release announcing the appointment of Mrs. Collins to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

99.1	Press release dated June 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 18, 2013	LEARNING TREE INTERNATIONAL, INC.

	By:	/s/ Max Shevitz
Max Shevitz
President